                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)         August 15, 1996
                                                  ------------------------------

                         Leggett & Platt, Incorporated
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         Missouri                   1-7845                       44-0324630
- --------------------------------------------------------------------------------
(State or other jurisdiction      (Commission                  (IRS Employer
     of incorporation)            File Number)               Identification No.)

         No. 1 Leggett Road, Carthage, MO                64836
- --------------------------------------------------------------------------------
     (Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code  (417) 358-8131
                                                    ----------------------------

- --------------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Item 5. OTHER EVENTS

  The Company has restated its financial statements for the three years ended December 31, 1995 to reflect the May 1996 pooling of interests acquisition of Pace Holdings, Inc. These financial statements are set out below together with a revised Management's Discussion and Analysis of Financial Condition and Results of Operations and other supplemental financial information for such periods.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Financial Statements
   Consolidated Statements of Earnings.................................  2

   Consolidated Balance Sheets.........................................  3

   Consolidated Statements of Cash Flows...............................  4

   Consolidated Statements of Changes in Shareholders' Equity..........  5

   Notes to Consolidated Financial Statements..........................  6

   Report of Independent Accountants................................... 20

Management's Discussion and Analysis of Financial
 Condition and Results of Operations................................... 21

Supplemental Financial Information
   Selected Financial Data............................................. 25

   Quarterly Summary of Earnings....................................... 26

   Summary of Sales.................................................... 27

   Schedule II--Valuation and Qualifying Accounts and Reserves......... 28

Exhibit Index.......................................................... 30

                      CONSOLIDATED STATEMENTS OF EARNINGS
                 Leggett & Platt, Incorporated and Subsidiaries


(Dollar amounts in millions, except per share data)

Year ended December 31                                  1995        1994         1993
Net sales                                             $2,256.9    $2,009.1    $1,526.7

Cost of goods sold                                     1,722.0     1,537.4     1,178.3
                                                      --------    --------    --------

      Gross profit                                       534.9       471.7       348.4

Selling, distribution and administrative expenses        272.3       239.7       192.4
Amortization of excess cost of purchased
   companies and other intangibles                        15.4        14.1         6.2
Interest expense                                          30.4        26.0        10.2
Other income, net of other deductions                     (3.8)       (4.4)        (.8)
                                                      --------    --------    --------

      Earnings before income taxes                       220.6       196.3       140.4

Income taxes                                              86.3        76.8        54.8
                                                      --------    --------    --------

      Net earnings                                    $  134.3    $  119.5    $   85.6
                                                      ========    ========    ========

      Earnings per share                              $   1.49    $   1.36    $   1.04
                                                      ========    ========    ========

The accompanying notes are an integral part of these financial statements.

                          CONSOLIDATED BALANCE SHEETS
                 Leggett & Platt, Incorporated and Subsidiaries

(Dollar amounts in millions)
December 31                                                                  1995      1994
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                $    8.2  $    3.0
  Trade receivables, less allowance of $7.5 in 1995 and $8.1 in 1994          290.5     275.7
  Other receivables                                                             8.8       9.7
  Inventories
    Finished goods                                                            186.3     152.5
    Work in process                                                            39.1      36.4
    Raw materials and supplies                                                136.1     122.8
    LIFO reserve                                                              (17.4)    (11.5)
                                                                           --------  --------
      Total inventories                                                       344.1     300.2
  Other current assets                                                         35.0      31.6
                                                                           --------  --------
      Total current assets                                                    686.6     620.2

PROPERTY, PLANT AND EQUIPMENT - AT COST
  Machinery and equipment                                                     561.5     461.2
  Buildings and other                                                         285.4     259.9
  Land                                                                         28.6      26.9
                                                                           --------  --------
                                                                              875.5     748.0
  Less accumulated depreciation                                               364.9     307.3
                                                                           --------  --------
      Net property, plant and equipment                                       510.6     440.7

OTHER ASSETS
  Excess cost of purchased companies over net assets acquired,
   less accumulated amortization of $21.6 in 1995 and $16.2 in 1994           210.3     187.9
  Other intangibles, less accumulated amortization of $24.2 in 1995
   and $16.6 in 1994                                                           31.7      40.5
  Sundry                                                                       38.9      37.7
                                                                           --------  --------
      Total other assets                                                      280.9     266.1
                                                                           --------  --------
      TOTAL ASSETS                                                         $1,478.1  $1,327.0
                                                                           ========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt                                     $    7.5  $    4.4
  Accounts payable                                                            127.5     115.8
  Income taxes                                                                  7.3       9.5
  Accrued expenses                                                            109.8     100.6
  Other current liabilities                                                    23.0      36.3
                                                                           --------  --------
      Total current liabilities                                               275.1     266.6

LONG-TERM DEBT                                                                380.6     364.1
OTHER LIABILITIES                                                              21.3      18.0
DEFERRED INCOME TAXES                                                          54.3      50.0

SHAREHOLDERS' EQUITY
  Capital stock
   Preferred stock - authorized, 100,000,000 shares; none issued
   Common stock - authorized, 300,000,000 shares
     of $.01 par value; issued 89,407,103 and 46,321,900
     shares in 1995 and 1994, respectively                                       .9        .4
  Additional contributed capital                                              164.0     133.6
  Retained earnings                                                           601.6     500.7
  Cumulative translation adjustment                                            (5.0)     (6.1)
  Less treasury stock - at cost (644,539 and 11,065
   shares in 1995 and 1994, respectively)                                     (14.7)    (  .3)
                                                                           --------  --------
      Total shareholders' equity                                              746.8     628.3
                                                                           --------  --------
      TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY                                                 $1,478.1  $1,327.0
                                                                           ========  ========

The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Leggett & Platt, Incorporated and Subsidiaries


(Dollar amounts in millions)

Year ended December 31                                            1995      1994      1993
OPERATING ACTIVITIES
  Net earnings                                                  $ 134.3   $ 119.5   $  85.6
  Adjustments to reconcile net earnings to net
   cash provided by operating activities
    Depreciation                                                   62.6      52.5      39.1
    Amortization                                                   15.4      14.1       6.2
    Deferred income tax (benefit) expense                          (1.9)     (4.8)      8.3
    Other                                                          ( .6)      2.3      ( .9)
    Other changes, net of effects from
     purchases of companies
      Decrease (increase) in accounts receivable, net               1.0     (42.9)     (9.2)
      Increase in inventories                                     (35.8)    (35.2)     (3.8)
      Increase in other current assets                             (4.1)     (6.4)     (2.9)
      Increase in current liabilities                              16.9      72.8      23.3
                                                                -------   -------   -------

        Net Cash Provided by Operating Activities                 187.8     171.9     145.7

INVESTING ACTIVITIES
  Additions to property, plant and equipment                     (106.8)    (97.1)    (54.2)
  Purchases of companies, net of cash acquired                    (28.6)    (88.9)    (94.9)
  Other                                                              .5      ( .1)      2.9
                                                                -------   -------   -------

        Net Cash Used for Investing Activities                   (134.9)   (186.1)   (146.2)

FINANCING ACTIVITIES
  Additions to debt                                               108.7      68.4      58.1
  Payments on debt                                               (100.4)    (30.0)    (57.8)
  Dividends paid                                                  (31.9)    (25.4)    (21.1)
  Sales of common stock                                             3.0       2.2      18.7
  Purchases of common stock                                       (24.5)     (1.1)     ( .1)
  Other                                                            (2.6)      2.4      (1.8)
                                                                -------   -------   -------

        Net Cash (Used for) Provided by Financing Activities      (47.7)     16.5      (4.0)
                                                                -------   -------   -------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    5.2       2.3      (4.5)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                       3.0        .7       5.2
                                                                -------   -------   -------

CASH AND CASH EQUIVALENTS - END OF YEAR                         $   8.2   $   3.0   $    .7
                                                                =======   =======   =======

SUPPLEMENTAL INFORMATION
  Interest paid                                                 $  30.8   $  24.9   $  16.7
  Income taxes paid                                                90.3      69.8      45.3
  Liabilities assumed of acquired companies                        21.7      40.4      21.8
  Common stock issued for acquired companies                       18.3      13.8       2.0
  Stock issued for employee stock plans                            17.4       8.2       6.6
                                                                =======   =======   =======

The accompanying notes are an integral part of these financial statements.


                                    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                          Leggett & Platt, Incorporated and Subsidiaries

(Dollar amounts in millions, except per share data)                  Additional             Cumulative      Treasury Stock
                                                         Common     Contributed   Retained  Translation    -----------------
                                                          Stock       Capital     Earnings   Adjustment     Cost     Shares
BALANCES - JANUARY 1, 1993                               $ 39.9       $  70.6      $ 336.6   $  ( .8)      $ (4.3)   136,196

Common stock issued, primarily for
  employee stock plans (376,314 shares)                      .2           6.2
Treasury stock issued for acquired companies
  and employee stock plans                                               ( .3)                                5.6   (168,717)
Treasury stock purchased, primarily
  for employee stock plans                                                                                   (1.6)    40,099
Tax benefit related to stock options                                      1.1
Change in par value of common stock                       (39.7)         39.7
Equity on leveraged buyout transaction date
  for pooled company (4,713,726 shares)                                  (1.1)
Translation adjustment                                                                          (2.0)
Net earnings for the year                                                             85.6
Cash dividends declared ($.27 per share)                                             (21.1)
                                                         -------      --------     --------  --------      -------   --------

BALANCES - DECEMBER 31, 1993                                 .4         116.2        401.1      (2.8)        ( .3)     7,578

Common stock issued for acquired companies
 and employee stock plans (1,282,213 shares)                             17.0
Treasury stock issued for employee stock plans                           ( .1)                                2.1    (47,773)
Treasury stock purchased, primarily
  for employee stock plans                                                                                   (2.1)    51,260
Tax benefit related to stock options                                       .5
Translation adjustment                                                                          (3.3)
Retained earnings of pooled
  companies at date of acquisition                                                     5.5
Net earnings for the year                                                            119.5
Cash dividends declared ($.31 per share)                                             (25.4)
                                                         -------      --------     --------  --------      -------   --------

BALANCES - DECEMBER 31, 1994                                 .4         133.6        500.7      (6.1)        ( .3)    11,065

Common stock issued for acquired companies
  and employee stock plans (890,257 shares)                  .1          32.6
Treasury stock issued for employee stock plans                           (2.3)                               11.4   (372,906)
Treasury stock purchased, primarily for employee
  stock plans and to replace shares issued
  for purchased companies                                                                                   (25.8)   887,712
Tax benefit related to stock options                                       .5
Additional shares issued in two-for-one stock
  split effected in the form of a stock dividend
  September 15, 1995 (42,194,946 shares)                     .4          ( .4)                                       118,668
Translation adjustment                                                                           1.1
Retained earnings of pooled
   company at date of acquisition                                                     (1.5)
Net earnings for the year                                                            134.3
Cash dividends declared ($.38 per share)                                             (31.9)
                                                         -------      --------     --------  --------      -------   --------

BALANCES - DECEMBER 31, 1995                             $   .9       $ 164.0      $ 601.6   $  (5.0)      $(14.7)   644,539
                                                         =======      ========     ========  ========      =======   ========

The accompanying notes are an integral part of these financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Leggett & Platt, Incorporated and Subsidiaries

(Dollar amounts in millions, except per share data)

December 31, 1995, 1994 and 1993

A-ACQUISITION OF PACE HOLDINGS, INC.

     On May 13, 1996, the Company issued 5,134,092 shares of common stock to acquire Pace Holdings, Inc. (Pace) in a transaction accounted for as a pooling of interests. Pace is a leading manufacturer and marketer of non-automotive aluminum die cast components. The accompanying financial statements have been restated to reflect the pooling. The Consolidated Statement of Earnings for 1993 has not been restated because Pace entered into a leveraged buyout transaction effective December, 1993 (see Note D). Separate results of operations for the years ended December 31, 1995 and 1994 are as follows:

                                                1995        1994
     Net sales
         Leggett & Platt                      $2,059.3    $1,858.1
         Pace                                    197.6       151.0
                                              --------    --------
           Combined                           $2,256.9    $2,009.1
                                              ========    ========
     Net earnings
         Leggett & Platt                      $  134.9    $  115.4
         Pace                                      0.4         1.7
         Restatement Adjustments                  (1.0)        2.4
                                              --------    --------
           Combined                           $  134.3    $  119.5
                                              ========    ========

     Included in the restatement adjustments to reflect the Pace acquisition is a change in accounting for the Company's existing aluminum inventory from the LIFO method to FIFO. This change was made to conform the accounting principles used by the Company's aluminum operations to those of Pace.

     In connection with the 1993 leveraged buyout transaction discussed in Note D, Pace adopted an employee stock option/bonus plan that provided for the granting of options, under certain conditions, at an exercise price of $.01 per Pace share. In May 1996, prior to the acquisition, options were granted and exercised under the plan resulting in compensation expense of $12 before taxes. Other merger expense, including costs for the accrual of commitments under contracts no longer benefiting the Company and legal and environmental issues, was $14.6 before taxes, in 1996.

     Following the acquisition, the Company issued a tender offer to all holders of the Pace 10.625% senior notes discussed in Note F. In June 1996, the notes were redeemed at approximately 113% of par value, plus accrued interest. The cash required for the redemption was provided through the issuance of medium term notes and the Company's revolving credit agreements. The Company recognized an extraordinary charge, net of related tax benefits, of $12.5 in 1996 from the extinguishment of debt.

                Leggett & Platt, Incorporated and Subsidiaries

B-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Leggett & Platt, Incorporated (Leggett & Platt) and its majority-owned subsidiaries (the Company). All significant intercompany transactions and accounts have been eliminated in consolidation.

     CASH EQUIVALENTS: Cash equivalents include cash in excess of daily requirements which is invested in various financial instruments with original maturities of three months or less.

     INVENTORIES: All inventories are stated at the lower of cost or market. Cost includes materials, labor and production overhead. Cost is determined by the last-in, first-out (LIFO) method for approximately 60% of the inventories at December 31, 1995 and 1994. The first-in, first-out (FIFO) method is principally used for the remainder. The FIFO cost of inventories at December 31, 1995 and 1994 approximated replacement cost.

     DEPRECIATION, AMORTIZATION AND ASSET REALIZATION: Property, plant and equipment are depreciated by the straight-line method. The rates of depreciation range from 6.7% to 25% for machinery and equipment, 2.5% to 6.7% for buildings and 12.5% to 33% for other items. Accelerated methods are used for tax purposes. The excess cost of purchased companies over net assets acquired is amortized by the straight-line method over forty years. Other intangibles are amortized by the straight-line method over their estimated lives. Assets subject to periodic depreciation or amortization are evaluated for probable realization, and appropriate adjustment of their carrying value is made when realization is not assured. The excess cost of purchased companies over net assets acquired is evaluated using estimated undiscounted cash flows over the remaining amortization period.

     COMPUTATIONS OF EARNINGS PER SHARE: Earnings per share is based on the weighted average number of common and common equivalent shares outstanding. Common stock equivalents result from the assumed issuance of shares under stock option plans.

     CONCENTRATION OF CREDIT RISKS, EXPOSURES AND FINANCIAL INSTRUMENTS: The Company specializes in manufacturing, marketing, and distributing components and other related products for furnishings and diversified markets. The Company's operations are principally in the United States, although the Company also has subsidiaries in Canada, Europe and Mexico.

     The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, requires no collateral from its customers, some of which are highly leveraged. The Company maintains allowances for potential credit losses and such losses have generally been within management's expectations.

     From time to time, the Company will enter into forward exchange contracts to hedge equipment purchase commitments in foreign currencies. The amounts outstanding under the forward contracts at any point in time are not significant to the Company. The Company has minimal continuing exposures to other foreign currency transactions and interest rate fluctuations, none of which have been hedged by the use of derivative instruments.

     The carrying value of cash and short-term financial instruments approximates fair value due to the short maturity of those instruments. The fair value of the 10.625% senior notes, based on a subsequent tender offer for the debt, was approximately 113% of par (see Note A). The carrying value of all other long-term debt approximates fair value due to the use of variable interest rates and fixed rate debt which approximates current interest rates.

     OTHER RISKS: The Company obtains insurance for worker's compensation, automobile, product and general liability, property loss and medical claims. However, the Company has elected to retain a significant portion of expected losses through the use of deductibles. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. These estimates utilize the Company's prior experience and actuarial assumptions that are provided by the Company's insurance carrier.

                Leggett & Platt, Incorporated and Subsidiaries

B-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

     ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     INCOME TAXES: The Company provides for taxes on undistributed earnings of subsidiaries where appropriate. The tax effect of most such distributions would be significantly offset by available foreign tax credits.

C-STOCK SPLIT

     On September 15, 1995, the Company distributed a two-for-one stock split in the form of a stock dividend. All references to the number of shares and per share amounts have been restated to reflect the split, except on the Consolidated Statements of Changes in Shareholders' Equity. In these statements, shares issued and purchased prior to September 15, 1995 are reflected on a pre-split basis, except for the shares issued in the Pace acquisition (see Note A).

                Leggett & Platt, Incorporated and Subsidiaries

D-ACQUISITIONS

     During 1995, the Company acquired the assets of nine companies that primarily manufacture and distribute components to the furnishings industry. These transactions, accounted for as purchases, resulted in the use of $28.6 in cash, net of cash acquired, and 642,441 shares of common stock. The Company also issued 325,000 shares of common stock to acquire a business in a transaction accounted for as a pooling of interests. This company manufactures and distributes formed wire products to the furnishings industry. The Company elected not to restate its financial statements as the effect of the pooling was not material. Pro forma results of operations for the twelve months ended December 31, 1995 and 1994 are not materially different from the amounts reflected in the accompanying financial statements.

     During 1994, the Company acquired certain assets of eight companies in exchange for $78.8 in cash, net of cash acquired, and 44,756 shares of common stock in transactions accounted for as purchases. These companies primarily specialize in manufacturing and distributing components and certain other products to the furnishings industry. The Company also issued 1,156,872 shares of common stock to acquire two companies during the year in transactions accounted for as poolings of interests. The Company elected not to restate its financial statements as the effect of the poolings was not material. The pooled companies specialize in manufacturing and distributing point-of-purchase store displays and other formed wire products to the furnishings and diversified industries.

     In November 1993, Pace entered into an agreement and plan of merger pursuant to which an investor group acquired 57% of the outstanding common stock of Pace and the then current management group and former stockholders acquired 43% of the outstanding common stock. In addition, the acquisition included the issuance by Pace of $115 aggregate principal amount of senior notes and the concurrent refinancing of existing long-term debt. The acquisition was accounted for as a purchase in accordance with the consensus reached by the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board in Issue No. 88-16 "Basis in Leveraged Buyout Transactions." The acquisition was recorded as of December 31, 1993.

     In September 1993, the Company issued 3,158,708 shares of common stock to acquire Hanes Holding Company (Hanes) in a transaction accounted for as a pooling of interests. Hanes' business consists of converting and distributing woven and nonwoven construction fabrics, primarily in the furnishings industry. In addition, Hanes is a commission dye/finisher of non-fashion fabrics for the furnishings and apparel industries. In another pooling of interests transaction, the Company issued 137,576 shares of common stock to acquire a company whose business is manufacturing furniture components for the furnishings industry. Prior year financial statements were restated for these poolings of interests.

     In September 1993, the Company acquired VWR Textiles & Supplies (through Hanes) which converts and distributes construction fabrics and manufactures and distributes other soft goods components to the furnishings industry. The purchase price of this acquisition was approximately $26. Also in 1993, the Company acquired full ownership of several wire drawing mills which previously
had been jointly owned.   This transaction involved $33 in cash and the
assumption of approximately $3.6 of long-term debt. In addition, the Company acquired several smaller companies during 1993 which primarily manufacture and distribute products to the furnishings industry.

     The results of operations of the above acquired companies, except the 1993 poolings, have been included in the consolidated financial statements since the dates of acquisition.

                Leggett & Platt, Incorporated and Subsidiaries

E-ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities at December 31 consist of the following:


                                                        1995       1994
Accrued expenses
  Wages and commissions payable                       $ 29.4     $ 28.9
  Worker's compensation, medical, auto
   and product liability insurance                      36.9       33.6
  Sales promotions                                      12.2       10.4
  Other                                                 31.3       27.7
                                                      ------     ------

                                                      $109.8     $100.6
                                                      ======     ======

Other current liabilities
  Outstanding checks in excess of book balances       $ 16.3     $ 29.2
  Other                                                  6.7        7.1
                                                      ------     ------

                                                      $ 23.0     $ 36.3
                                                      ======     ======

                Leggett & Platt, Incorporated and Subsidiaries

F-LONG-TERM DEBT

     Long-term debt, weighted average interest rates and due dates at December 31 are as follows:

                                                                 1995     1994
Medium-term notes, fixed interest rates of 6.5% and 6.4%
 for 1995 and 1994, respectively, due dates through 2008        $127.5   $103.5
Pace senior notes, fixed interest rates of 10.625% for 1995
 and 1994, due 2002                                              115.0    115.0
Pace revolving credit agreements, variable interest rates of
 8.2% and 8.9% for 1995 and 1994, respectively, secured           47.2     22.7
Revolving credit agreements, variable interest rates of
 6.5% for 1994, unsecured                                            -     43.3
Commercial paper, variable interest rates of
 6.0% and 6.1% for 1995 and 1994, respectively,
 due dates in 1996 and 1995                                       17.5     15.0
Industrial development bonds, principally variable interest
 rates of 5.5% and 6.1% for 1995 and 1994, respectively,
 due dates through 2030                                           39.6     37.8
Other, partially secured                                          41.3     31.2
                                                                ------   ------
                                                                 388.1    368.5
Less current maturities                                            7.5      4.4
                                                                ------   ------

                                                                $380.6   $364.1
                                                                ======   ======

     Pace senior notes and revolving credit agreements were refinanced subsequent to the acquisition discussed in Note A.

     The current revolving credit agreements provide for a maximum line of credit of $215. For any revolving credit agreement, the Company may elect to pay interest based on 1) the bank's base lending rate, 2) LIBOR, 3) an adjusted certificate of deposit rate, or 4) the money market rate, as specified in the revolving agreements. The agreements will terminate at the end of five years, at which time all outstanding balances will become due. Annual facility fees are 1/10 of 1% of the total credit line, payable on a quarterly basis.

     Commercial paper is classified as long-term debt since the Company intends to refinance it on a long-term basis either through continued issuance or unused credit available under the revolving credit agreements.

     The revolving credit agreements and certain other long-term debt contain restrictive covenants which, among other restrictions, limit the amount of additional debt, require working capital to be maintained at specified amounts and restrict payments of dividends. Unrestricted retained earnings available for dividends at December 31, 1995 were approximately $131.9.

     Maturities of long-term debt, subsequent to the refinancing discussed above, for each of the five years following 1995 are:


Year ended December 31

1996                      $ 7.5
1997                       29.0
1998                       14.1
1999                       11.8
2000                       86.4


                Leggett & Platt, Incorporated and Subsidiaries

G-LEASE OBLIGATIONS

     The Company conducts certain of its operations in leased premises and also leases most of its automotive and trucking equipment and some other assets. Terms of the leases, including purchase options, renewals and maintenance costs, vary by lease.

     Total rental expense entering into the determination of results of operations was $22.7, $21.1 and $17.4 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Future minimum rental commitments for all long-term noncancelable operating leases are as follows:


Year ended December 31

     1996                 $14.3
     1997                  10.5
     1998                   7.0
     1999                   4.7
     2000                   3.1
     Later years            3.6
                          -----
                          $43.2
                          =====


     The above lease obligations expire at various dates through 2010. Certain leases contain renewal and/or purchase options. Aggregate rental commitments above include renewal amounts where it is the intention of the Company to renew the lease.

                Leggett & Platt, Incorporated and Subsidiaries

H-CAPITAL STOCK

     At December 31, 1995, the Company had 6,464,552 common shares authorized for issuance under stock option plans. Generally, options are granted at not less than quoted market value on the date of grant and become exercisable in varying installments, beginning 6 to 18 months after the date of grant. However, options have been granted at less than market value to replace existing options of an acquired company or in lieu of compensation. Options outstanding at December 31, 1995 that were granted at less than market value were 491,114. Options exercisable were 1,656,270, 1,077,572 and 621,998 at December 31, 1995, 1994 and 1993, respectively.

     Other data regarding the Company's stock options is summarized below:

                                                Per
                                               share
                             Shares            price          Total
Outstanding at
 January 1, 1993            3,064,840          $ 3-12         $28.6
  Granted                     340,382           16-22           6.8
  Exercised                  (508,264)           3-12          (3.1)
  Forfeited                   (59,786)           5-21           (.6)
                            ---------          ------         -----

Outstanding at
 December 31, 1993          2,837,172            3-22          31.7
  Granted                     368,862            1-22           3.3
  Exercised                  (320,064)           1-12          (2.5)
  Forfeited                  (104,714)           7-21          (1.4)
                            ---------          ------         -----

Outstanding at
 December 31, 1994          2,781,256            1-22          31.1
  Granted                     344,800            1-25           3.2
  Exercised                  (418,533)           1-22          (4.4)
  Forfeited                   (75,134)          11-22          (1.2)
                            ---------          ------         -----

Outstanding at
 December 31, 1995          2,632,389          $ 1-25         $28.7
                            =========          ======         =====



     In addition to the above Company options, Pace had an employee stock option plan under which no option grants had been made as of December 31, 1995 (see Note A).

     The Company has also authorized shares for issuance in connection with certain employee stock benefit plans discussed in Note I.

     In 1993, the Company's shareholders approved an amendment to the Company's Restated Articles of Incorporation reducing the par value of Common Stock to $.01 from $1. The amendment provided that the stated capital of the Company would not be affected as of the date of the amendment. Accordingly, stated capital of the Company exceeds the amount reported as common stock in the financial statements by approximately $39.

     In 1989, the Company declared a dividend distribution of one preferred stock purchase right (a Right) for each share of common stock. The Rights are attached to and traded with the Company's common stock. The Rights may only become exercisable under certain circumstances involving actual or potential acquisitions of the Company's common stock. Depending upon the circumstances, if the Rights become exercisable, the holder may be entitled to purchase shares of Series A junior preferred stock of the Company, shares of the Company's common stock or shares of common stock of the acquiring entity. The Rights remain in existence until February 15, 1999, unless they are exercised, exchanged or redeemed at an earlier date.

                Leggett & Platt, Incorporated and Subsidiaries

I-EMPLOYEE BENEFIT PLANS

     The Company sponsors contributory and non-contributory pension and retirement plans. Substantially all employees, other than union employees covered by multiemployer plans under collective bargaining agreements, are eligible to participate in the plans. Retirement benefits under the contributory plans are based on career average earnings. Retirement benefits under the non-contributory plans are based on years of service, employees' average compensation and social security benefits. It is the Company's policy to fund actuarially determined costs as accrued.

     Information at December 31, 1995, 1994 and 1993 as to the funded status of Company sponsored defined benefit plans, net pension income from the plans for the years then ended and weighted average assumptions used in the calculations are as follows:


                                            1995      1994      1993
Funded Status
 Actuarial present value
    of benefit obligations
      Vested benefits                      $(58.8)   $(50.5)   $(46.3)
      Nonvested benefits                      (.6)      (.6)      (.6)
                                           ------    ------    ------

 Accumulated benefit obligations            (59.4)    (51.1)    (46.9)
 Provision for future
   compensation increases                    (3.1)     (3.6)     (3.3)
                                           ------    ------    ------

 Projected benefit obligations              (62.5)    (54.7)    (50.2)
 Plan assets at fair value                   87.1      75.2      78.1
                                           ------    ------    ------

 Plan assets in excess of projected
   benefit obligations                       24.6      20.5      27.9
 Unrecognized net experience gain            (3.4)      (.4)     (9.6)
 Unrecognized net transition asset           (3.4)     (4.1)     (4.6)
                                           ------    ------    ------

 Prepaid pension costs included
   in other assets                         $ 17.8    $ 16.0    $ 13.7
                                           ======    ======    ======


Components of Pension Income (Expense)
 Service cost                              $  (.8)   $ (1.3)   $  (.9)
 Interest cost                               (4.1)     (3.5)     (3.3)
 Actual return on plan assets                12.5      (1.9)     12.8
 Net amortization and deferral               (5.8)      9.0      (6.6)
                                           ------    ------    ------

 Net pension income from
   defined benefit plans                   $  1.8    $  2.3    $  2.0
                                           ======    ======    ======

Weighted Average Assumptions
 Discount rate                               7.25%     7.50%     7.25%
 Rate of increase in
   compensation levels                       5.18%     5.17%     5.14%
 Expected long-term rate of
   return on plan assets                     8.00%     8.00%     8.00%
                                           ======    ======    ======

                Leggett & Platt, Incorporated and Subsidiaries

I-EMPLOYEE BENEFIT PLANS--Continued

     Plan assets are invested in a diversified portfolio of equity, debt and government securities, including 588,000 shares of the Company's common stock at December 31, 1995.

     Contributions to union sponsored, multiemployer pension plans were $.2 in 1995, 1994 and 1993. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. As of 1995, the actuarially computed values of vested benefits for these plans were equal to or less than the net assets of the plans. Therefore, the Company would have no withdrawal liability. However, the Company has no present intention of withdrawing from any of these plans, nor has the Company been informed that there is any intention to terminate such plans.

     Net pension income, including Company sponsored defined benefit plans, multiemployer plans and other plans, was $.2, $.9 and $.7 in 1995, 1994 and 1993, respectively.

     The Company also has a contributory stock purchase/stock bonus plan (SPSB
Plan), a non-qualified executive stock purchase program (ESPP) and an employees' discount stock plan (DSP). The SPSB Plan provides Company pre-tax contributions of 50% of the amount of employee contributions. The ESPP provides cash payments of 50% of the employees' contributions, along with an additional payment to assist employees in paying taxes on the cash payments. To the extent possible, contributions to the ESPP are invested in the Company's common stock through the DSP. In addition, the Company matches its contributions when certain profitability levels, as defined in the SPSB Plan and the ESPP, have been attained. The Company's total contributions to the SPSB Plan and the ESPP were $4.3, $3.3 and $2.5 for 1995, 1994 and 1993, respectively.

     Under the DSP, eligible employees may purchase a maximum of 8,000,000 shares of Company common stock. The purchase price per share is 85% of the closing market price on the last business day of each month. Shares purchased under the DSP were 506,613, 415,408 and 362,612 during 1995, 1994 and 1993, respectively. Purchase prices ranged from $15 to $21 per share. Since inception of the DSP in 1982, a total of 5,162,847 shares have been purchased by employees.

                Leggett & Platt, Incorporated and Subsidiaries


J-INCOME TAXES

     The components of earnings before income taxes are as follows:

  Year ended December 31          1995           1994         1993

  Domestic                       $198.7         $179.9        $128.1
  Foreign                          21.9           16.4          12.3
                                 ------         ------        ------

                                 $220.6         $196.3        $140.4
                                 ======         ======        ======

      Income tax expense is comprised of the following components:

  Year ended December 31          1995           1994         1993
  Current
   Federal                       $ 71.1         $ 64.0       $ 34.5
   State and local                  9.7           11.0          7.4
   Foreign                          7.4            6.6          4.6
                                 ------         ------       ------
                                   88.2           81.6         46.5
  Deferred
   Federal                         (3.7)          (4.6)         6.9
   State and local                  1.2             .3          1.4
   Foreign                           .6            (.5)           -
                                 ------         ------       ------
                                   (1.9)          (4.8)         8.3
                                 ------         ------       ------

                                 $ 86.3         $ 76.8       $ 54.8
                                 ======         ======       ======

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major temporary differences that give rise to deferred tax assets or liabilities at December 31, 1995 and 1994 are as follows:

December 31                               1995                 1994
Property, plant and equipment          $  (41.5)            $  (39.8)
Accrued expenses                           29.9                 22.7
Prepaid pension cost                       (6.9)                (6.1)
Intangible assets                          (2.1)                (4.1)
Other, net                                (11.2)                (5.1)
                                       --------             --------
                                       $  (31.8)            $  (32.4)
                                       ========             ========

                Leggett & Platt, Incorporated and Subsidiaries

J-INCOME TAXES--Continued

     Deferred tax assets and liabilities included in the consolidated balance sheet are as follows:

December 31                               1995             1994

Other current assets                   $   22.5         $   17.6
Deferred income taxes                     (54.3)           (50.0)
                                       --------         --------
                                       $  (31.8)        $  (32.4)
                                       ========         ========

     Income tax expense, as a percentage of earnings before income taxes, differs from the statutory federal income tax rate as follows:

Year ended December 31                      1995        1994        1993

Statutory federal income tax rate           35.0%       35.0%       35.0%
Increases in rate resulting from
  State taxes, net of federal benefit        3.4         3.8         4.0
  Other                                       .7          .3           -
                                            ----        ----        ----

Effective tax rate                          39.1%       39.1%       39.0%
                                            ====        ====        ====

                Leggett & Platt, Incorporated and Subsidiaries

K-INDUSTRY SEGMENT INFORMATION

     The Company's operations principally consist of manufacturing and marketing components and related finished products for the furnishings industry. In addition, the Company supplies a diversified group of industries with products which are similar in manufacturing technology to its furnishings operations.

     Operating profit is determined by deducting from net sales the cost of goods sold and the selling, distribution, administrative and other expenses attributable to the segment operations. Due to the Pace leveraged buyout effective at the end of 1993 (see notes A and D), the identifiable assets from the Pace acquisition are reflected as of December 31, 1993 but no Pace operations are included in segment data for that year. Corporate expenses not allocated to the segments include corporate general and administrative expenses, interest expense and certain other income and deduction items which are incidental to the Company's operations. Capital expenditures, as defined herein, include amounts relating to acquisitions as well as internal expenditures. The identifiable assets of industry segments are those used in the Company's operations of each segment. Corporate identifiable assets include cash, land, buildings and equipment used in conjunction with corporate activities and sundry assets. Financial information by segment is as follows:


Year ended December 31

                          Furnishings   Diversified    Corporate   Consolidated

1995

Net sales                   $1,727.8         $529.1       $    -       $2,256.9
Operating profit               214.1           51.5        (45.0)         220.6
Capital expenditures            94.7           26.9          4.2          125.8
Depreciation and
 amortization expense           58.7           15.9          3.4           78.0
Identifiable assets          1,134.2          290.0         53.9        1,478.1



1994

Net sales                   $1,522.4         $486.7       $    -       $2,009.1
Operating profit               171.9           60.0        (35.6)         196.3
Capital expenditures            98.4           31.8          3.9          134.1
Depreciation and
 amortization expense           48.9           15.1          2.6           66.6
Identifiable assets            983.9          295.8         47.3        1,327.0



1993

Net sales                   $1,195.8         $330.9       $    -       $1,526.7
Operating profit               128.7           33.6        (21.9)         140.4
Capital expenditures            68.4           16.9          3.0           88.3
Depreciation and
 amortization expense           35.9            8.0          1.4           45.3
Identifiable assets            832.7          202.0         45.4        1,080.1


                Leggett & Platt, Incorporated and Subsidiaries

L-CONTINGENCIES

     From time to time, the Company is involved in proceedings related to environmental matters. In one instance, the United States Environmental Protection Agency (EPA) ordered one of the Company's subsidiaries to investigate potential releases into the environment and, if necessary, to perform corrective action. The subsidiary successfully appealed the EPA's order. On June 27, 1994, the EPA indicated it planned to issue a new, similar order. The subsidiary, the EPA and the Florida Department of Environmental Protection
(FDEP) are negotiating an agreement to investigate and, if necessary, take corrective action to resolve the dispute. Estimated costs to perform an agreed upon investigation and any related corrective actions are not material and have been provided for in the financial statements as of December 31, 1995.

     If current negotiations with the EPA and the FDEP are unsuccessful, and the EPA issues a new order, the subsidiary expects it would appeal the new order.
If this appeal is unsuccessful, the costs to perform any required investigation and, if necessary, corrective action cannot be reasonably estimated. One-half of any costs, including the costs of voluntary actions, would be reimbursed to the Company under a contractual obligation of a former joint owner of the subsidiary. No provision for the costs of performing investigation and corrective action beyond any agreed upon investigation and remediation mentioned above has been recorded in the Company's financial statements. If any such additional investigation and corrective action is required, management believes the possibility of a material adverse effect on the Company's consolidated financial position is remote.

     In connection with the acquisition of Universal Die Casting, Inc. ("Universal") through a subsidiary of Pace during 1990, the National Labor Relations Board ("NLRB") filed a complaint based on an unfair labor charge filed by the union representing the former employees of Universal. The complaint alleges that the subsidiary refused to hire former employees of Universal
because they were union members and refused to bargain with the union.   It
seeks back pay and benefits, together with interest thereon, from October 18, 1988, and reinstatement on behalf of 81 individuals. In May 1993, the administrative law judge in a recommended order, rendered a decision against the subsidiary. The recommended order would require the subsidiary to recognize and bargain with the union and to offer immediate and full reinstatement of 61 employees and make such employees whole for any loss of earnings and other benefits suffered as a result of the alleged discrimination against them. However, under applicable law, such damages would generally be reduced by the amount of mitigation, if any, by such individuals, including salary and benefits earned by such individuals since October 18, 1988. The subsidiary filed an appeal to the full NLRB in Washington and exceptions to the administrative law judge's recommended order. On January 3, 1996, the NLRB rendered its decision on the subsidiary's appeal by affirming the administrative law judge's decision and recommended order against the subsidiary. The subsidiary intends to appeal the NLRB's decision and to contest individual back pay specifications in NLRB compliance proceedings, if necessary. During August 1994, the subsidiary began implementation of a plan to offer employment to certain of these individuals, which offers, in the event there was an unfavorable outcome to the subsidiary regarding this matter, would toll the accrual of any further back pay and benefits. The subsidiary believes its hiring practices were objective and complied with all labor laws and that the individuals were denied employment for legitimate reasons. While the results of any ultimate resolution cannot be predicted, management believes the possibility of a material adverse effect on the Company's consolidated financial position from this matter is remote.

     Pace had previously provided in its financial statements amounts estimated to resolve general litigation matters, including the above. These estimated amounts are not material to the Company. Subsequent to the acquisition (see Note A), Leggett & Platt and Pace management continued to review the alternatives to resolve general litigation matters. The Company increased (in
1996) the amounts provided in the financial statements as a result of this review. The additional amounts provided in the unaudited, 1996 financial statements are not material to the Company's consolidated financial position. While the results of any ultimate resolution cannot be predicted, management believes the possibility of a material adverse effect on the Company's consolidated financial position from these matters is remote.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                Leggett & Platt, Incorporated and Subsidiaries


To the Board of Directors and Shareholders of Leggett & Platt, Incorporated:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Leggett & Platt, Incorporated and Subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICE WATERHOUSE LLP

St. Louis, Missouri
February 8, 1996, except for Note A which is as of May 13, 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The Company's previously issued financial statements have been restated to reflect the May 1996 pooling of interests acquisition of Pace Holdings, Inc.
(Pace), which is discussed in Note A of the Notes to the Consolidated Financial Statements. Previously reported share and per share amounts have also been restated to reflect a September 15, 1995 two-for-one stock split. Therefore, the following discussion reflects the Company's capital resources and liquidity and results of operations as restated for these events.

Capital Resources and Liquidity

     The Company's financial position reflects several important principles and guidelines of management's capital policy. These include management's belief that corporate liquidity must always be adequate to support the Company's projected internal growth rate. At the same time, liquidity must assure management that the Company will be able to withstand any amount of financial adversity that can reasonably be anticipated. Management also intends to direct capital to strategic acquisitions and other investments that provide additional opportunities for expansion and enhanced profitability.

     Financial planning to meet these needs reflects management's belief that the Company should never be forced to expand its capital resources, whether debt or equity, at a time not of its choosing. Management also believes that financial flexibility is more important than maximization of earnings per share through excessive leverage. Therefore, management continuously provides for available credit in excess of projected cash needs and has maintained a guideline for long-term debt as a percentage of total capitalization in a range of 30% to 40%.

     The following table shows, in millions, the Company's long-term debt outstanding and shareholders' equity at the end of the three most recent years. It also shows the amount of unused committed credit available through the Company's revolving bank credit agreements. In addition, the amounts of cash and cash equivalents are shown.

                                             1995           1994           1993
                                            ------         ------         ------
Long-term debt outstanding:

  Scheduled maturities...............       $315.9         $283.1         $258.2

  Revolving credit/commercial paper..         64.7           81.0           47.9
                                            ------         ------         ------

         Total long-term debt........        380.6          364.1          306.1

Shareholders' equity.................        746.8          628.3          514.6

Unused committed credit..............        207.8          169.0          138.3

Cash and cash equivalents............          8.2            3.0             .7


     Internally generated cash provided $505.4 million in capital during the last three years. In 1995, long-term debt outstanding was 32% of total capitalization at year-end. This compares with 34% at the end of the previous two years. As shown in the table above, obligations having scheduled maturities are the base "layer" of the Company's debt capital. In the last three years, these obligations consisted primarily of the Company's privately placed medium-term notes and tax-exempt industrial development bonds, and Pace's publicly owned senior notes. As discussed in Note D of the Notes to Consolidated Financial Statements, Pace issued $115 million in senior notes as a part of a leveraged buyout transaction that Pace entered into and recorded as of December 31, 1993. Medium-term notes issued by the Company during the last three years totaled $100 million. In 1995, $25 million in ten-year notes were issued with a fixed interest rate of 7.0%. In 1994, $25 million in notes were issued with average lives of eight years and fixed interest rates averaging 7.6%. During both of these years, proceeds from the medium-term notes were used to repay a portion of the Company's revolving credit. In 1993, $50 million in medium-term notes were issued with average lives of approximately nine years and fixed interest rates averaging 5.8%. Debt of a company acquired in a September 1993 pooling of interests acquisition was repaid with the majority of the proceeds from these notes. Since November 1994, the Company's senior debt ratings have been maintained at single A by Standard & Poor's and single A2 by Moody's, the two leading debt rating agencies.

     The second "layer" of the Company's debt capital consists of revolving bank credit agreements. Over the years, management has renegotiated these bank credit agreements and established a commercial paper program to continuously support the Company's projected growth and to maintain highly flexible sources of debt capital. The credit under these arrangements has been a long-term obligation. If needed, however, the credit is also available for short-term borrowings and repayments. Pace also had $47.2 million in revolving credit outstanding at the end of 1995, $22.7 million in 1994, and $4.4 million in 1993. These amounts are included in the Company's total revolving credit/commercial paper outstanding for each respective year shown in the preceding table. Additional details of long-term debt, including scheduled maturities, revolving credit and commercial paper are discussed in Note F of the Notes to the Consolidated Financial Statements.

     In the second quarter of 1996, following the Pace acquisition, the Company refinanced Pace's debt. In June, the Company issued $100 million in privately placed medium-term notes with average maturities of 8 years and fixed interest rates averaging 7.4%. Proceeds from these notes provided a majority of the funds to redeem, at approximately 113% of par value, all of the Pace senior notes that were to mature in almost 7 years and had fixed interest rates of 10.625%. Funds required to redeem the balance of the senior notes and refinance Pace's revolving credit were provided through the Company's revolving credit/commercial paper arrangements.

     The Company's capital investments to modernize and expand manufacturing capacity internally totaled $258.1 million in the last three years. In 1996, management anticipates internal investments will be at levels approximating those of 1995. During the last three years, the Company also employed $212.4 million in cash (net of cash acquired) and issued 5.5 million shares of common stock in acquisitions. During 1995, ten businesses were acquired for $28.6 million in cash (net of cash acquired) and 1.0 million shares of common stock, including two companies acquired through Pace. Additional details of acquisitions are discussed in Note D of the Notes to Consolidated Financial Statements. Purchases of common stock for the Company's treasury totaled $24.5 million in 1995 and $1.2 million in the preceding two years.
These purchases were made primarily for employee stock plans and, in 1995, to replace shares issued in purchase acquisitions. Cash dividends on the Company's common stock in the last three years totaled $78.4 million.

     The Company has substantial capital resources to support projected internal cash needs and additional acquisitions consistent with management's goals and objectives. In addition, the Company has the availability of short-term uncommitted credit from several banks. However, there was no short-term debt outstanding at the end of any of the last three years.

     Working capital increased $173.6 million in the last three years. To gain additional flexibility in capital management and to improve the rate of return on shareholders' equity, the Company continuously seeks efficient use of working capital. The following table shows the annual turnover on average year-end working capital, trade receivables and inventories. The ratios may be affected by the timing of the Company's acquisitions.

                                               1995      1994      1993
                                               ----      ----      ----
Working capital turnover (excluding cash
  and cash equivalents)...................     6.0x      6.2x      5.8x

Trade receivables turnover................     7.8       8.0       7.9

Inventory turnover........................     5.3       5.7       5.5


     Future commitments under lease obligations are described in Note G and contingent obligations are discussed in Note L of the Notes to Consolidated Financial Statements.

Results of Operations

     The results of operations during the last three years reflect various elements of the Company's long-term growth strategy, along with general trends in the economy and the markets the Company serves. The Company's growth strategy continues to include both internal programs and acquisitions which broaden product lines and provide for increased market penetration and operating efficiencies. With a continuing emphasis on the development of new and improved products and advancements in production technologies, the Company is able to consistently offer high quality products, competitively priced.

     During 1995, demand was mixed in the various furnishings markets the Company serves. Industry sales and shipments of office, institutional and commercial furnishings generally strengthened. By contrast, industry sales and shipments of residential furniture softened during the year in response to weakening retail sales. The demand for bedding products, however, was generally stronger than the demand for most other kinds of residential furniture. Additionally, in contrast to 1994, industry sales and shipments of furniture and bedding experienced a more normal seasonal slowdown near the end of 1995. These two markets previously had experienced above average growth in each of the three preceding years. The Company's strongest percentage growth in 1995 sales continued to come from niche markets for specialized furnishings and other diversified products.

     Trends in the general economy were favorable during the last three years. In 1995, economic growth moderated as the year progressed. By contrast, economic growth increased during 1994. In 1993, growth was modest during most of the year, but increased in the fourth quarter.

     As discussed in Note A of the Notes to the Consolidated Financial Statements, the Company's statement of earnings for 1993 has not been restated to include Pace's results of operations, because Pace entered into a leveraged buyout transaction effective December 31, 1993. Therefore, the following discussion reflects the Company's results of operations as restated to include Pace's results of operations for 1995 and 1994 only.

     In 1995, the Company's consolidated net sales increased 12% over the previous year. Roughly three-fourths of this increase resulted from acquisitions, with the remainder coming from internal growth. Sales increased 32% in 1994 and 16% in 1993, with about two-thirds of these increases resulting from acquisitions. Internal sales growth in each of the last three years primarily reflected higher unit volumes.

     In response to increasing prices for raw materials, the Company implemented some increases in selling prices, primarily in 1994 and 1993. While the percentages and timing varied considerably, the largest 1994 increases were concentrated in aluminum products. In 1993, the increases were concentrated in steel and wire products. However, some of the 1993 and additional 1994 cost increases for steel and wire products were not passed along in the Company's selling prices until the end of 1994, or the first half of 1995.

     The following table shows various measures of earnings as a percentage of sales for the last three years. It also shows the effective income tax rate and the coverage of interest expense by pre-tax earnings plus interest.


                                      1995              1994              1993
                                     ------            ------            ------
Gross profit margin............       23.7%             23.5%             22.8%

Pre-tax profit margin..........        9.8               9.8               9.2

Net profit margin..............        6.0               5.9               5.6

Effective income tax rate......       39.1              39.1              39.0

Interest coverage ratio........        8.3x              8.6x             14.8x

     The Company's gross profit margins improved in the last two years. The slight increase in 1995 primarily reflected the Company's continuing growth in niche markets with above average margins, increased production efficiencies and cost containment. The increase in the gross profit margin was offset by slight increases in total selling, distribution and administrative expenses and interest expense, as a percentage of sales. Therefore, the pre-tax profit margin was unchanged from the previous year.

     The 1994 increase in the gross profit margin primarily reflected improved market conditions in the aluminum and foam industries and gains in overall manufacturing efficiencies on higher volume. These favorable factors more than offset cost/price pressures the Company continued to experience in operations producing steel products. A reduction in total selling, distribution and administrative expenses, as a percentage of sales, was slightly more than offset by higher interest expense and other deductions, net of other income.

     In 1993, the gross profit margin decreased slightly. However, total selling, distribution and administrative expenses were reduced as a percentage of sales, resulting in an increase in the pre-tax profit margin. Increased efficiencies and reduced bad debt expense contributed to the improvement in operating expense ratios. These factors and a slight increase in other income more than offset one time charges related to acquisitions and the Company's implementation of new accounting statements issued by the Financial Accounting Standards Board. Interest expense, as a percentage of sales, was also reduced and further improved the pre-tax profit margin.

Outlook and Merger-Related Costs

     Management continues to expect modest economic growth in 1996, with only modest inflation. In such an environment, business conditions should be favorable in the markets the Company serves. Management also continues to believe the Company's prospects for long-term profitable growth are attractive. As anticipated, the previously noted refinancing of Pace's debt resulted in an extraordinary charge of $12.5 million, net of related tax benefits, that the Company recognized in the second quarter of 1996. Net earnings for the quarter were also reduced by $16.4 million due to other anticipated non-recurring costs related to the acquisition.

Statements of Financial Accounting Standards Not Yet Adopted

     Statement of Financial Accounting Standards (SFAS) No. 121, which the Company adopted in 1996, established accounting standards for the impairment of long-lived assets and certain other intangible assets. SFAS No. 121 did not have any material impact on the Company's consolidated financial statements.

     SFAS No. 123, "Accounting For Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 permits, as one alternative, the use of existing accounting rules for such plans. The Company will adopt this alternative in 1996 and, therefore, SFAS No. 123 will have no effect on the Company's consolidated financial statements, except for the additional required disclosure.

                            SELECTED FINANCIAL DATA
                 Leggett & Platt, Incorporated and Subsidiaries

                                                         1995       1994       1993       1992       1991
                                                       ---------  ---------  ---------  ---------  ---------
(Unaudited)
(Dollar amounts in millions, except per share data)
Summary of Operations
  Net sales                                             $2,256.9   $2,009.1   $1,526.7   $1,315.0   $1,221.4
  Earnings from continuing operations                      134.3      119.5       85.6       65.8       39.5
  Earnings per share                                        1.49       1.36       1.04        .83        .53
  Cash dividends declared per share                          .38        .31        .27        .23        .22
                                                        ========   ========   ========   ========   ========

Summary of Financial Position
  Total assets                                          $1,478.1   $1,327.0   $1,080.1   $  772.5   $  746.7
  Long-term debt                                           380.6      364.1      306.1      147.9      232.7
                                                        ========   ========   ========   ========   ========

Previously reported amounts have been restated to reflect the May 1996 pooling of interests and the September 1995 two-for-one stock split.

                         QUARTERLY SUMMARY OF EARNINGS
                 Leggett & Platt, Incorporated and Subsidiaries


(Unaudited)
(Dollar amounts in millions, except per share data)

Year ended December 31, 1995      First   Second    Third   Fourth      Total

Net sales                        $579.5   $584.5   $551.3   $541.6   $2,256.9
Gross profit                      137.2    137.8    128.4    131.5      534.9
Earnings before income taxes       59.3     57.5     51.1     52.7      220.6
Net earnings                       35.7     34.3     31.6     32.7      134.3
                                 ======   ======   ======   ======   ========
Earnings per share               $  .40   $  .38   $  .35   $  .36   $   1.49
                                 ======   ======   ======   ======   ========


Year ended December 31, 1994

Net sales                        $471.8   $502.2   $506.3   $528.8   $2,009.1
Gross profit                      108.8    119.9    115.7    127.3      471.7
Earnings before income taxes       44.4     52.6     46.6     52.7      196.3
Net earnings                       26.8     31.6     28.6     32.5      119.5
                                 ======   ======   ======   ======   ========

Earnings per share               $  .30   $  .36   $  .33   $  .37   $   1.36
                                 ======   ======   ======   ======   ========

Previously reported amounts have been restated to reflect the May 1996 pooling of interests and the September 1995 two-for-one stock split.

                                SUMMARY OF SALES
                 Leggett & Platt, Incorporated and Subsidiaries


(Unaudited)
(Dollar amounts in millions)

Year ended December 31                   1995          1994          1993
Furnishings Products
  Bedding Components                   $  558.4      $  534.5      $  471.1
  Furniture and Other Components          736.4         630.3         412.0
  Finished Products                       433.0         357.6         312.7
                                       --------      --------      --------

    Total Furnishings Products          1,727.8       1,522.4       1,195.8
Diversified Products                      529.1         486.7         330.9
                                       --------      --------      --------

     Net Sales                         $2,256.9      $2,009.1      $1,526.7
                                       ========      ========      ========

Previously reported amounts have been restated to reflect the May 1996 pooling of interests.

         SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                Leggett & Platt, Incorporated and Subsidiaries
                             (Amounts in millions)

          Column A                        Column B       Column C    Column D     Column E
          --------                      ------------   -----------   -----------  ----------
                                                        Additions
                                                         Charged
                                        Balance at       to Costs                Balance at
                                        Beginning of       and                     End of
Description                               Period         Expenses   Deductions     Period
- --------------------------------------  ------------   -----------  -----------  ----------
Year ended December 31, 1995

  Allowance for doubtful receivables        $8.1           $5.8       $6.4(A)       $7.5
                                            ====           ====       ====          ====

Year ended December 31, 1994

  Allowance for doubtful receivables        $7.8           $5.7       $5.4(A)       $8.1
                                            ====           ====       ====          ====

Year ended December 31, 1993

  Allowance for doubtful receivables        $7.1           $3.4       $2.7(A)       $7.8
                                            ====           ====       ====          ====

(A)  Uncollectible accounts charged off, net of recoveries.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Leggett & Platt, Incorporated
                                            ----------------------------------
                                                       (Registrant)

Date  August 15, 1996                       /s/ Michael A. Glauber
      --------------------                  -----------------------------------
                                            Senior Vice President, Finance &
                                             Administration
                                                       (Signature)

                                 EXHIBIT INDEX


Exhibit                                                    Page
- -------                                                    ----
  11            Computations of Earnings Per Share          31

  27            Financial Data Schedule                     32